Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMPLETES ACQUISITION OF UNITE COMMUNICATIONS

Acquisition of Unite Communications expected to improve dividend payout ratio

CHARLOTTE, NC, August 17, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has completed the acquisition of Unite Communications Systems, Inc. (or Unite). The purchase price was approximately $10.8 million, subject to adjustment.

Unite, through its wholly-owned subsidiary, ExOp of Missouri, Inc., is a facilities-based voice, data and video service provider located outside of Kansas City, Missouri. Unite serves approximately 4,200 access lines in Kearney and Platte City, Missouri, approximately 50 miles north of FairPoint’s recently acquired Missouri service territory (now FairPoint Missouri). Unite owns 100% of its network and is not dependent on the incumbent LEC network in the areas it serves.

Unite’s current customer offerings include a video product which FairPoint expects to leverage in the FairPoint Missouri service area as part of a triple-play bundle. Unite has experienced solid subscriber growth for its video products, and FairPoint believes that there is potential for future growth in the areas that Unite currently serves as well as in its FairPoint Missouri service area.

“This latest acquisition complements our recent purchase of the assets of Cass County Telephone in Missouri, and furthers our strategy to grow FairPoint through acquisitions that improve our dividend payout ratio and are accretive to free cash flow,” said Gene Johnson, FairPoint’s Chairman and CEO. “The Unite acquisition not only meets these criteria, it also offers FairPoint an opportunity to grow our product offerings by expanding the triple-play video bundle that’s already successful within Unite’s operating areas. We plan to extend this popular offering to customers in our FairPoint Missouri service area and increase FairPoint’s revenue per customer in this area.”

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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